Exhibit 99.1

                              MINDEN BANCORP, INC.
                            415 MAIN * P. O. Box 797
                          MINDEN, LOUISIANA 71058-0797
                      -------------------------------------
                             318-377-0523 TELEPHONE
                                3118-377-0038 FAX
                                www.mblminden.com



                                  PRESS RELEASE

Release Date:
-------------
August 11, 2006
                                              For Further Information:
                                              ------------------------
                                              A. David Evans, President/CEO
                                              318-377-0523
                                              E-mail-mbldavid@shreve.net
                                              --------------------------

                                                       Or

                                              Becky T. Harrell, Treasurer/CFO
                                              318-377-0523
                                              E-mail-mblbecky@shreve.net
                                              --------------------------


         MINDEN BANCORP, INC. ANNOUNCES EARNINGS FOR THE 2nd QUARTER OF
             FISCAL 2006, ITS SIXTEENTH QUARTER AS A PUBLIC COMPANY

MINDEN, LA. - August 11, 2006-Minden  Bancorp,  Inc. (NASDAQ OTC BB: MDNB) today
--------------------------------------------------------------------------
reported net income for the quarter ended June 30, 2006 of $312,000 or $.22 per diluted share, as compared to net income of $340,000 or $0.24 per diluted share for the quarter ended June 30, 2005. The $28,000 or 8.2% decrease primarily reflected increases in other operating income and other operating expenses and a decrease in net interest income. The decrease in net income for the quarter reflects an increase in interest expense due to continued increases in interest rates. The results for the quarter ended June 30, 2006, also include the insurance agency that was acquired in January of 2006.

For the six months ended June 30, 2006, the Company reported net income of $694,000 or $.49 per diluted share, as compared to $675,000 or $.47 per diluted share for the same period in 2005. The $19,000 or 2.8% increase reflected increases in other operating income and other operating expenses and a decrease in net interest income.

At June 30, 2006, Minden Bancorp, Inc. had total assets of $115.9 million, a 4.9% increase from total assets of $110.5 million at June 30, 2005. The increase primarily reflected the growth of the loan portfolio. Such growth was funded by increased deposits and borrowings. At June 30, 2006, stockholders' equity amounted to $19.4 million or $14.68 per share compared to $18.5 million or $14.02 per share at June 30, 2005.

Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for Minden Building and Loan Association and Woodard Walker Insurance Agency. The bank is a 96 year old Louisiana-chartered, FDIC-insured thrift serving Minden and the surrounding areas of northwest Louisiana. The bank offers a wide variety of financial services and products throughout its market area. Woodard Walker Insurance Agency is one of the area's leading property and casualty agencies serving Minden and all of northwest Louisiana.

The Company's filings with the Securities and Exchange  Commission are available
electronically     on    the     Internet     and     can    be     found     at
www.sec.gov/edgar/searchedgar/webusers.htm.
------------------------------------------

This news  release  may  contain  forward-looking  statements  as defined in the
Private Securities Litigation Reform Act of l995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes to interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.

                              MINDEN BANCORP, INC.

                    UNAUDITED CONDENSED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                                          Three Months       Six Months
                                             Ended             Ended
                                            June 30           June 30
                                        ---------------------------------
                                         2006     2005     2006     2005
                                        ------   ------   ------   ------
     Interest income, including fees    $1,863   $1,588   $3,642   $3,106
     Interest expense                      788      501    1,487      943
                                        ------   ------   ------   ------
     Net interest income                 1,075    1,087    2,155    2,163
     Provision for loan losses              15        0       30        0
     Other operating income                181       96      451      160
     Other operating expenses              768      668    1,525    1,300
                                        ------   ------   ------   ------
     Income before income taxes            473      515    1,051    1,023
     Income tax expense                    161      175      357      348
                                        ------   ------   ------   ------
     Net income                         $  312   $  340   $  694   $  675
                                        ======   ======   ======   ======

     Basic earnings per share           $ 0.24   $ 0.26   $ 0.52   $ 0.51
                                        ======   ======   ======   ======

     Fully diluted earnings per share   $ 0.22   $ 0.24   $ 0.49     0.47
                                        ======   ======   ======   ======

                              MINDEN BANCORP, INC.
                        UNAUDITED SELECTED FINANCIAL DATA
                                 (In thousands)





                                             June 30    June 30
                                             -------------------
                                               2006       2005
                                             --------   --------
                Total assets                 $115,900   $110,473
                Cash and cash equivalents       2,462      2,394
                Investment securities          30,889     33,592
                Loans receivable - net         75,770     69,060
                Deposits                       73,121     67,377
                Total borrowings               22,275     23,575
                Total stockholders' equity     19,426     18,526






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